Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Lizanne Kelley

OmniComm Systems, Inc.

954-473-1254 Extension 283

lkelley@omnicomm.com

OMNICOMM SYSTEMS, INC. RAISES $5.1 MILLION IN CONVERTIBLE DEBT FINANCING

Investors continue to show confidence in this fast growing electronic data capture technology leader

FT. LAUDERDALE, FL – December 17, 2008 – /PR Newswire/ - OmniComm Systems, Inc. (OTC: OMCM.OB), a leader in integrated electronic data capture (EDC) solutions for clinical trials, today announced that it has completed a $5.1 million Convertible Debt financing. OmniComm will use the capital to finance ongoing research and development and to provide working capital for planned growth in operations.

Investors in this financing include members of the Company’s executive management team including the Company’s Chief Executive Officer, Cornelis F. Wit, Chairman and Chief Technology Officer Randall G. Smith, Chief Operating Officer, Stephen E. Johnson and Chief Financial Officer, Ronald T. Linares. Additionally, two members of the Company’s Board of Directors, Matthew D. Veatch and Guus van Kesteren and one of the Company’s strategic partners, Noesis Capital Corp were investors.

“We are pleased to close on this round of financing and excited at the unprecedented level of confidence and commitment shown by our senior management team and directors. Particularly in a time that funding is scarce for many industries, it is very satisfying to see that there is a lot of confidence in the future of OmniComm Systems, Inc., This capital will allow us to continue to evaluate and implement opportunities that create value for our shareholders,” stated Cornelis F. Wit, CEO of OmniComm Systems, Inc. Mr. Wit continued, “These financial resources will allow us to maximize the growth potential of our product line and our existing pipeline. We are well positioned to complete all elements of our current strategy.”

The new $5.1 million financing, which carries more favorable covenants than the prior financing, is comprised of a two-year term loan bearing a fixed interest rate of 12.0%. The proceeds of this financing will be used to repay approximately $800,000 in principal amounts owed on Secured Convertible Debentures that were originally issued in February 2008.

“This transaction strengthens the Company’s balance sheet by immediately improving our working capital position and giving us more operating flexibility,” said Ronald Linares, CFO of OmniComm. “In addition, by effectively eliminating our secured debt obligations we believe we have positioned ourselves for improved future flexibility for financing our growth.”

In accordance with SEC regulations, the Company has filed a report on Form 8K containing more details of the transaction.

About OmniComm

OmniComm Systems, Inc. (www.OmniComm.com) provides customer-driven Internet solutions to pharmaceutical, biotechnology, research and medical device organizations that conduct life changing clinical trial research. OmniComm’s growing base of satisfied customers is a direct result of the company’s commitment to deliver products and services that ensure ease of use, faster study build, ease of integration and better performance. OmniComm’s client intuitive pricing model allows companies that range from small, to mid-size to large scale institutions to safely and efficiently capitalize on their clinical research investments. OmniComm Systems, Inc. has corporate headquarters in Ft. Lauderdale, Florida with offices in Bonn, Germany, Tula, Russia, California, Chicago, Maryland, New York, North Carolina and Texas.

Safe Harbor Disclaimer

Statements about OmniComm’s future expectations, including without limitation, future revenues and earnings, plans and objectives for the future operations, future agreements, future economic performance, operations and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. OmniComm intends that such forward-looking statements be subject to the Safe Harbors created thereby. Since these statements involve risks and uncertainties, including but not limited to economic competitive, governmental, contractual and technological factors affecting OmniComm’s operations, markets and profitability, actual results could differ materially and adversely from the expected results.